Exhibit 21.1

NERDY INC.

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction

Edunation Holdings Limited	United Kingdom
Edunation Limited	United Kingdom
Live Learning for Schools LLC	Missouri (USA)
Live Learning Technologies Shared Resources LLC	Missouri (USA)
Nerdy LLC	Delaware (USA)
Northstar Education Technologies LLC	Missouri (USA)
School At Home LLC	Missouri (USA)
SGC Live Learning Instructors LLC	Missouri (USA)
Varsity Tutors for Schools LLC	Missouri (USA)
Varsity Tutors LLC	Missouri (USA)
Veritas Prep LLC	Missouri (USA)